THE EASTERN COMPANY

3 Enterprise Drive

Suite 408

Shelton, CT 06484

______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2024

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The Annual Meeting of Shareholders of The Eastern Company (“Eastern” or the “Company”) will be held on April 25, 2024 at 11:00 a.m., Eastern Time (the “Annual Meeting”). As in prior years, the Annual Meeting will continue to be a completely virtual meeting of shareholders via live webcast. You will not be able to attend the Annual Meeting in person, but you will have the opportunity to participate in the virtual meeting, as you would in an in-person meeting.

The Annual Meeting of Shareholders of the Company will be held for the following purposes:

1.	To elect seven directors.
2.	To cast a nonbinding advisory vote to approve the compensation of our named executive officers.
3.	To ratify the Audit Committee’s appointment of Fiondella, Milone & LaSaracina LLP as the independent registered public accounting firm for fiscal year 2024.
4.	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

The Board of Directors has fixed February 27, 2024 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The Annual Meeting will be a completely virtual meeting of shareholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/EML2024 and entering the 16‐digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

If you do not have a control number, you may attend the Annual Meeting as a guest, but you will not have the option to vote your shares.

Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting or any adjournment thereof, we urge you to submit your proxy as promptly as possible. If you attend the virtual Annual Meeting and vote at the Annual Meeting before your proxy is exercised, your proxy will be deemed revoked and will not be used.

All shareholders are cordially invited to attend the virtual Annual Meeting or any adjournment thereof. Management looks forward to having you there.

By order of the Board of Directors, Marianne Barr Treasurer and Secretary

March 12, 2024

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PROXY STATEMENT

of

THE EASTERN COMPANY

for the Annual Meeting of Shareholders

To Be Held on April 25, 2024

The Board of Directors of The Eastern Company (“Eastern,” the “Company,” “we,” “us” or “our”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2024 Annual Meeting of Shareholders and at any adjournment thereof (the “Annual Meeting”). This proxy statement is first being furnished to shareholders on or about March 12, 2024.

GENERAL INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

The Board of Directors of Eastern (the “Board”) has fixed the close of business on February 27, 2024 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, there were 6,208,125 outstanding shares of Eastern common stock, no par value (“Common Shares”), with each of the Common Shares entitled to one vote.

The presence at the Annual Meeting, or representation by proxy, of holders of a majority of the voting power of the Common Shares entitled to vote at the Annual Meeting is necessary to constitute a quorum.

If you grant a proxy to the persons named on Eastern’s proxy card, the Common Shares represented by your proxy will be voted at the Annual Meeting, either in accordance with the directions indicated on the proxy card, or, if no directions are indicated, in accordance with the recommendations of the Board contained in this proxy statement and on the form of the proxy card. If a proxy is signed and returned without specifying choices, the Common Shares represented thereby will be voted (1) “FOR” the election of each of: Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. James A. Mitarotonda, Mrs. Peggy B. Scott, Mr. Michael J. Mardy and Mr. Mark A Hernandez to the Board, each for a one-year term and until his or her successor has been duly elected and qualified; (2) FOR the approval, on an advisory basis, of the compensation of our named executive officers; and (3) FOR the proposal to ratify the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the Company’s 2024 fiscal year. The Company is not aware of any matters other than those set forth herein which will be presented for action at the Annual Meeting. If other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgment.

If you submit a proxy and then wish to change your vote, you will need to revoke the proxy that you have submitted. A shareholder may revoke his or her proxy at any time before it is exercised by voting at the Annual Meeting or by timely delivery of a properly executed, later-dated proxy card or a written revocation of his or her proxy. A later-dated proxy card or written revocation must be received before the Annual Meeting by the Corporate Secretary of the Company at 3 Enterprise Drive, Suite 408, Shelton, CT 06484. You may also revoke your proxy by submitting a new proxy via the Internet at www.proxyvote.com or by telephone, no later than 11:59 p.m. Eastern Time on April 24, 2024. Attendance at the Annual Meeting does not, without further action, revoke the appointment of a proxy; however, your proxy may be revoked either by giving notice of revocation or voting at the Annual Meeting before your proxy is exercised.

The Common Shares are listed under the ticker symbol “EML” on The NASDAQ Stock Market LLC (“NASDAQ”).

Solicitation of Proxies

The solicitation of proxies is made by the Company. The cost of solicitation of proxies will be borne by the Company. On approximately March 12, 2024, we mailed a Notice of Internet Availability of Proxy Materials advising our shareholders that they could view all of the proxy materials online or request a paper or e-mail copy of the proxy materials. This online access format expedites the delivery of materials, reduces printing and postage costs and reduces the environmental impact of our Annual Meeting.

How to Request a Paper or E-mail Copy of the Proxy Materials

You may receive a paper or e-mail copy of the proxy materials free of charge by requesting a copy through one of the following methods:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL:	sendmaterial@proxyvote.com

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How to Attend and Vote at the Annual Meeting

You can access the Annual Meeting at www.virtualshareholdermeeting.com/EML2024 beginning at 10:45 a.m. Eastern Time on April 25, 2024. Shareholders of record and beneficial holders as of the close of business on February 27, 2024 may ask questions and vote their shares at the Annual Meeting. If you were a shareholder of record as of the close of business on February 27, 2024, to vote your shares at the Annual Meeting or submit questions during the Annual Meeting, you must log into the Annual Meeting using the control number found on your proxy card, voting instruction form or notice you previously received. Shareholders of record may vote at the Annual Meeting by following the instructions available on the meeting website during the Annual Meeting.

If you were a beneficial owner as of the close of business on February 27, 2024 of shares held in “street name” through a broker, bank, or other nominee, the proxy materials for the Annual Meeting are being forwarded to you by the broker, bank or other nominee holding your shares. The organization holding your shares is considered to be the shareholder of record for purposes of voting on the proposals being submitted to shareholders at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to virtually attend the Annual Meeting. However, if your shares are held in street name, you may not vote your shares at the Annual Meeting or submit questions during the Annual Meeting unless you first request and obtain a valid legal proxy from your broker, bank or other nominee.

If you do not have a control number, you may attend the Annual Meeting as a guest, but you will not have the option to vote your shares or ask questions.

Online access to the meeting will open 15 minutes prior to the start of the meeting to allow time for participants to login and test device audio systems. We encourage participants to access the meeting in advance of the designated start time. After logging in, please review the rules of conduct for the meeting posted on the website.

Support will be available 15 minutes prior to, and during, the meeting to assist shareholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.

Subject to time constraints, we will answer relevant shareholder questions during the meeting.

Voting at the Annual Meeting

Except in the case of a contested election, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at an annual meeting of shareholders if a quorum is present.  Consequently, a nominee will be elected as a director if the votes cast for the nominee’s election as a director exceed the votes cast against such nominee’s election as a director.  However, in a contested election, directors will be elected by a plurality of the votes cast.  An election will be considered to be contested if, as of the record date for the applicable annual meeting of shareholders, there are more nominees for election to the Board than there are positions on the Board to be filled by election at the annual meeting.  Because the election of directors at this year’s Annual Meeting is not a contested election, a nominee for election as a director at the Annual Meeting will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

If a director is subject to reelection in an uncontested election by a majority of the votes cast, but a majority of the votes are cast against his or her reelection, then the Board will request that the director tender his or her resignation.  The Board will nominate for election or reelection as a director only those candidates who agree to tender, promptly following the annual meeting of shareholders at which they are elected or reelected as a director, irrevocable resignations that will be effective upon: (a) their failure to receive the required vote at the annual meeting of shareholders at which they face reelection; and (b) the acceptance of such resignation by the Board.  In addition, the Board will fill vacancies on the Board and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors.  If an incumbent director fails to receive the required vote for reelection, the Board will act on an expedited basis to determine whether to accept or reject the director’s resignation.  A director whose resignation is under consideration must abstain from participating in any decision regarding that resignation.

Each of the other matters to be acted upon at the Annual Meeting will be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter, assuming a quorum is present.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. An abstaining vote or a broker “non-vote” is considered to be present for purposes of determining a quorum but is not deemed to be a vote cast. As a result, abstentions and broker “non-votes” are not included in the tabulation of the voting results for the election of directors or the other matters to be acted on at the Annual Meeting, each of which requires the approval of a majority of the votes cast, and therefore do not have the effect of votes of opposition in such tabulations.

The Board recommends voting:

•	“FOR the election of each of Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. James A. Mitarotonda, Mrs. Peggy B. Scott, Mr. Michael J. Mardy and Mr. Mark A. Hernandez as directors;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.

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Item No. 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors will be elected to serve for one-year terms, which expire at the annual meeting of shareholders in 2025 or when a successor is duly elected and qualified. Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. James A. Mitarotonda, Mrs. Peggy B. Scott, Mr. Michael J. Mardy and Mr. Mark A. Hernandez are the Company’s nominees for election at the Annual Meeting. All seven nominees are current directors whose terms expire in 2024.

Unless otherwise specified in your proxy, the persons with power of substitution named in the proxy card will vote your Common Shares FOR each of the Company’s nominees. If a nominee is unable or unwilling to accept the nomination, the proxies will be voted for the election of such other person as may be recommended by the Board.  However, the Board has no reason to believe that the Company’s nominees will be unavailable for election at the Annual Meeting. Approval of the election of each director nominee requires the affirmative vote of a majority of the votes duly cast by holders of Common Shares represented at the Annual Meeting that are entitled to vote on the matter.

The Board recommends a vote FOR the election of each of Mr. Fredrick D. DiSanto, Mr. John W. Everets, Mr. Charles W. Henry, Mr. James A. Mitarotonda, Mrs. Peggy B. Scott, Mr. Michael J. Mardy and Mr. Mark A. Hernandez as directors. Proxies will be voted FOR the election of each of the nominees unless otherwise specified.

Each director has furnished the biographical information set forth below with respect to his or her present principal occupation, business and other affiliations. Information regarding each director’s beneficial ownership of equity securities of the Company is provided under “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement. Unless otherwise indicated, each director has been employed in the principal occupation or employment listed for at least the past five years.

Company Nominees for Election at the 2024 Annual Meeting

For a one-year term expiring in 2025

Fredrick D. DiSanto, age 62, is the Chairman and Chief Executive Officer of The Ancora Group, a provider of investment advisory, wealth management and retirement plan services to individuals and institutions, and has served in such capacities since 2014 and 2006, respectively. Mr. DiSanto was the President and Chief Operating Officer of Maxus Investment Group, a provider of financial advisory services, from 1998 until December of 2000. From 2001 to 2006, after Maxus Investment Group was sold to Fifth Third Bank, Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisor Division.

Mr. DiSanto is an experienced public company director and has knowledge and background in finance, strategic planning, governance and international business. He currently serves on the Board of Regional Brands, Inc. and Ampco-Pittsburgh Corporation. Previously, he served on the respective Boards of Directors of the Alithya Group, Axia Net Media Corporation and LNB Bancorp, Inc.

Mr. DiSanto has served as a director of the Company since 2016. Mr. DiSanto is Chairman of the Compensation Committee and serves on the Audit, Executive, Capital Allocation and Investment, and Nominating and Corporate Governance Committees.

John W. Everets, age 77, has been a Partner in Arcturus Capital LLC, a venture capital firm in Boston, since 2016. Mr. Everets was the Chairman and Chief Executive Officer of SBM Financial, an investor group in Portland, Maine, from May 2010 until October 2016. Mr. Everets was also Chairman and Chief Executive Officer of The Bank of Maine from May 2010 until October 2016. Mr. Everets’ directorships at public companies in the past five years include Independent Director at Medallion Bank (since 2019), Medallion Financial Corp. (since 2017). Mr. Everets also serves on the Board of Directors of Newman’s Own Foundation. Mr. Everets is a former director of The Bank of Maine, which merged into Camden National Bank Financial Security Assurance, FSA, Dairy Mart and The Martin Currie Business Trust Edinburgh. From 1993 to 2004, Mr. Everets was the Chairman and Chief Executive Officer of HPSC, a provider of financing to medical and dental practices, which was acquired by GE Healthcare Financial Services, a provider of capital, financial solutions and related services for the global healthcare industry in 2004.  Mr. Everets became Chief Executive Officer of GEHPSC from 2004 until 2006.

Mr. Everets has served as a director of the Company since 1993 and brings to the Board extensive knowledge of the Company’s business. Mr. Everets is Chairman of the Capital Allocation and Investment Committee and serves on the Audit and Compensation Committees.

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Charles W. Henry, age 74, is an attorney and partner with the law firm Henry & Giardina, LLP located in Woodbury, Connecticut.

Mr. Henry brings to the Board extensive knowledge of the Company’s business. Mr. Henry’s independent legal expertise is valuable to the Company if, and when, matters of law or regulation arise in the normal course of the Company’s business.  His law firm does not provide any services to the Company.

Mr. Henry has served as a director of the Company since 1989. Mr. Henry is Chairman of the Nominating and Corporate Governance Committee and serves on the Compensation, Executive, and Environmental, Health, and Safety Committees.

James A. Mitarotonda, age 69, is currently the Chairman, President and CEO at Barington Capital Group, L.P., an activist investment firm. He is also the Chairman, President and CEO of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., an activist investment fund. Since April 2022, Mr. Mitarotonda has served as an advisor to Rambus, Inc., a company that designs, develops, and licenses chip interface technologies and architectures that are used in digital electronics products, and in his capacity as Chairman, President and CEO of the Barington entities, has served as an advisor to each of Matthews International Corporation, a global provider of memorialization products, industrial technologies and brand solutions, since January 2023, and Griffon Corporation, a diversified manufacturing company, since January 2012.

From 2019 to 2022, Mr. Mitarotonda served as a Special Advisor to L Brands, Inc., a specialty retailer of women’s apparel and personal care products. Over the past five years, Mr. Mitarotonda has also served as (i) a director and audit committee member of Rambus, Inc. from April 2021 until April 2022; (ii) a director of Avon Products, Inc., a global manufacturer and marketer of beauty and related products, from April 2018 to January 2020; (iii) a director of OMNOVA Solutions Inc., a global provider of emulsion polymers and specialty chemicals, from March 2015 to April 2020; and (iv) a director of A. Schulman Inc., an international supplier of plastic compounds and resins, from October 2005 until August 2018.  Prior to such time, Mr. Mitarotonda served as a director of The Pep Boys – Manny, Moe & Jack, an automotive aftermarket service and retail chain, from August 2006 to February 2016, and as Chairman from July 2008 to July 2009. Mr. Mitarotonda has also served as a director of Barington/Hilco Acquisition Corp., a special purpose acquisition company, from February 2015 until January 2018, as Chief Executive Officer from February 2015 to May 2015, and as Chairman from February 2015 until May 2017. He has also served as a director of Ebix, Inc., a supplier of software and e-commerce services to the insurance, financial and healthcare industries, from January 2015 to March 2015; The Jones Group Inc., a designer, marketer and wholesaler of branded clothing, shoes and accessories, from June 2013 to April 2014; Griffon Corporation from November 2007 to January 2012; Ameron International Corporation, a multinational manufacturer of products and materials for the chemical, industrial, energy, transportation and infrastructure markets, from March 2011 to October 2011; and Gerber Scientific, Inc., an international supplier of automated manufacturing systems, from June 2010 to August 2011.

Mr. Mitarotonda received a B.A. in economics from Queens College, where he is a trustee emeritus of the Board of Trustees and a M.B.A from New York University’s Graduate School of Business Administration (now known as the Stern School of Business).

Mr. Mitarotonda has served as a director of the Company since 2015 and as Chairman of the Board since January 2016. Mr. Mitarotonda serves on the Nominating and Corporate Governance and Capital Allocation and Investment Committees, and as Chair of the Executive Committee.

Peggy B. Scott, age 72, has served as the Chairperson of the board of Cleco Corporate Holdings LLC (NASDAQ: CNL), a public utility holding company, since April 2016, and was Chief Executive Officer from February 2017 until January 2018. She also serves on the boards of Martin Sustainable Resources, LLC, and the Blue Cross Blue Shield of Louisiana Foundation, including former roles as Chairperson and President. Her recent public company service includes Benefytt Technologies, Inc. (NASDAQ: BFYT) from 2019 until its acquisition in 2020 and Gresham Smith Partners until June 2022.

Previously, Mrs. Scott served as the Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Blue Cross Blue Shield of Louisiana (BCBS), and as Chief Strategy Officer, overseeing growth strategies and operational performance in challenging markets. Prior to BCBS, she held senior executive positions in U.S. and international companies where she led transformations, growth strategies and operations in seven foreign countries. Earlier, Mrs. Scott was an office Managing Partner with Deloitte, a global public accounting firm, advising diverse companies, including manufacturers and industrial companies.

Mrs. Scott has served as a director of the Company since May 2019. She is Chairperson of the Environmental, Health, and Safety Committee and serves on the Audit and Compensation Committees. Mrs. Scott is a Certified Public Accountant (CPA) and also Certified in Valuations (ABV and CVA) and Financial Forensics (CFF). She has expertise in strategy, finance, operations, acquisitions and international business.

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Michael J. Mardy, age 75 is currently Chairman of the board of Vince Holdings (NYSE: VNCE), Lulu’s Fashion Lounge (NASDAQ: LVLU), Newman’s Own, Inc., and Penn Medicine Princeton Health. He was previously a member of the board of directors of Modus Link Global Solutions, Keurig Green Mountain, DAVIDs TEA, and True Leaf Brands. From 2003 to 2018, Mr. Mardy served as Executive Vice President, Chief Financial Officer and Director of Tumi Holdings, an international manufacturer and marketer of travel goods and accessories based in South Plainfield, New Jersey. In addition to serving as an advisor to small growth companies, he has held several positions in finance working for Nabisco Brands and Keystone Foods and started his career at Coopers and Lybrand (now PricewaterhouseCoopers) as an audit supervisor.

Mr. Mardy has served as a director of the Company since June 2022 and is Chairman of the Audit Committee and serves on the Environmental, Health, and Safety Committee.

Mark A. Hernandez, 57, has served as the Company’s President and Chief Executive Officer since January 2023 and as a director of the Company since June 2022. Mr. Hernandez led Navistar’s global manufacturing, supply chain, and logistics from 2018 to 2022, most recently as Executive Vice President from 2021 to 2022 and previously as Senior Vice President from 2018 to 2021. Navistar’s core business focuses on the truck, school bus, and genuine parts markets in North America, and sells trucks, powertrains and buses under the International and IC Bus brands, respectively. Prior to Navistar, from 2017 to 2018, Mr. Hernandez was an Experienced Practice Expert (Manufacturing and Commercial Vehicles) at McKinsey & Company, a global management consulting firm, focusing on business transformation. From 1994 to 2016, Mr. Hernandez held several roles at Daimler AG and Daimler Trucks North America, an automotive industry manufacturer of commercial vehicles, where he was a member of Leadership 2020 G16, reporting to the Daimler Board of Management. He graduated cum laude from the United States Naval Academy.

Mr. Hernandez served on the Nominating and Corporate Governance Committee and the Environmental, Health, and Safety Committee until his appointment as CEO in January 2023.

Board Diversity Matrix for The Eastern Company
As of March 12, 2024

Total Number of Directors	7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White	1	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

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Item No. 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our shareholders to cast a non-binding advisory vote to approve the compensation of our named executive officers (each a “named executive officer” and collectively, the “named executive officers”) described in the Compensation Discussion and Analysis and the tabular and accompanying narrative disclosure regarding named executive officer compensation. We encourage you to read the Compensation Discussion and Analysis and the tables and narratives beginning on page 18 for the compensation of our named executive officers.

As required by Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K (the “Say-on-Pay Vote”). At our 2023 annual meeting of shareholders held on April 25, 2023, an advisory vote was held on the frequency of the Say-on-Pay Vote. In such a vote, the Company’s shareholders voted to hold an advisory vote on the compensation of the Company’s named executive officers annually. In accordance with the results of that vote, our Board determined to submit the Say-on-Pay Vote to our shareholders every year.

We believe that the compensation of our named executive officers for 2023 was consistent with our compensation philosophy and our performance described in the Compensation Discussion and Analysis. We are asking our shareholders to indicate their support for our named executive officers’ compensation arrangements as described in this proxy statement. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this proxy statement.

While our Board values the opinions expressed by shareholders and intends to carefully consider the result of the shareholder vote on this proposal, the vote is an advisory vote only, and is not binding on the Company, the Board or the Compensation Committee. In considering the outcome of this advisory vote, the Board will review and consider all Common Shares voted in favor of the proposal and against the proposal. Abstentions and broker non-votes will have no impact on the outcome of this advisory vote.

The Board recommends that shareholders approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, and the tabular and accompanying narrative disclosure in this proxy statement by voting FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on a non-binding advisory basis.

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K. Proxies will be voted FOR the proposal unless otherwise specified.

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Item No. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Fiondella, Milone & LaSaracina LLP to continue as the Company’s independent registered public accounting firm for the 2024 fiscal year. The services provided by Fiondella, Milone & LaSaracina LLP may include an integrated audit of the consolidated financial statements and internal control over financial reporting of the Company; assistance in connection with filing the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission (the “SEC”); a review of the Company’s quarterly interim financial statements; assistance in connection with the filing of the Company’s Quarterly Reports on Form 10-Q; assistance on financial accounting and reporting matters; preparation of state and federal tax returns; audits of employee benefit plans; and meetings with the Audit Committee. The Board recommends that shareholders vote at the Annual Meeting “FOR” ratification of the Audit Committee’s appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.

It is the policy of our Audit Committee to approve all audit and acceptable non-audit engagements provided by the independent registered public accounting firm regarding the scope of the services provided by the independent registered public accounting firm. These services may include audit, audit-related, tax and other services. The independent registered public accounting firm and management are required to report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy.

The proposal to ratify the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm will be approved if a quorum is present at the Annual Meeting and the votes cast in favor of the proposal exceed the votes cast opposing the proposal. The Audit Committee will consider the outcome of the shareholder vote in connection with the selection of Fiondella, Milone & LaSaracina LLP but is not bound by the vote. If the appointment is not ratified by shareholders, the Audit Committee will consider and determine whether a different registered public accounting firm should be selected.

We have been advised that representatives of Fiondella, Milone & LaSaracina LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have an opportunity to make a statement if they desire to do so.

All fees disclosed in the table below were approved in advance by our Audit Committee.

	2023	2022
Audit Fees – Annual & quarterly reviews	$515,000	$485,000
Audit-Related Fees – Employee Benefit Plans	$61,200	$61,200
Tax Fees – Federal and State Return preparation	$165,000	$146,000

Audit Fees: Audit fees paid to Fiondella, Milone & LaSaracina LLP for 2023 include fees associated with the annual integrated audit and the reviews of the Company’s quarterly reports on Form 10-Q for the quarters ended April 1, 2023, July 1, 2023 and September 30, 2023. Audit fees for 2022 include fees associated with the annual integrated audit and the reviews of the Company’s quarterly reports on Form 10-Q for the quarters ended April 2, 2022, July 2, 2022 and October 1, 2022.

Audit-Related Fees: Audit-related fees paid to Fiondella, Milone & LaSaracina LLP for 2023 and 2022 primarily include audits of the employee benefit plans of the Company.

Tax Fees: Tax fees paid to Fiondella, Milone & LaSaracina LLP for 2023 were for preparation of the 2022 federal and state income tax returns, and tax fees for 2022 were for preparation of the 2021 federal and state income tax returns.

The Board recommends a vote FOR the ratification of the appointment of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year. Proxies will be voted FOR the proposal unless otherwise specified.

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AUDIT COMMITTEE FINANCIAL EXPERT

The Board has determined that all audit committee members are financially literate and are independent under the current listing standards of NASDAQ. The Board has also determined that Fredrick D. DiSanto, John W. Everets, Peggy B. Scott, and Michael J. Mardy qualify as “audit committee financial experts” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board.

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those statements with generally accepted accounting principles in the United States. Within this framework, the Audit Committee has reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K with the independent registered public accounting firm and management. In connection therewith, the Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality and the acceptability of the Company’s accounting principles; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and other related matters as required to be discussed under generally accepted auditing standards in the United States.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the independence of such firm from management and the Company, including the matters in the written disclosures required by the Public Company Accounting Oversight Board, including Auditing Standard No. 1301 (Communications with Audit Committees) and the Independence Standards Board, and has considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit, their evaluation of the Company’s internal control and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings with the Company’s independent registered public accounting firm, both with and without management present, during fiscal year 2023.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2023 for filing with the SEC. The Audit Committee has approved the selection of Fiondella, Milone & LaSaracina LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.

Audit Committee:

Michael J. Mardy, Chairman

Fredrick D. DiSanto

John W. Everets

Peggy B. Scott

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL Owners and Management

The following table sets forth information, as of February 27, 2024, (unless a different date is specified in the notes to the table), with respect to (i) each person known by the Board to be the beneficial owner of more than 5% of the Company’s outstanding Common Shares, (ii) each current director of the Company and nominee to be a director of the Company, (iii) each of the named executive officers and (iv) all directors, nominees and executive officers of the Company as a group.  Except as set forth below, the Company knows of no person or group that beneficially owns 5% or more of the outstanding Common Shares. Unless set forth in the following table, the address of each shareholder is c/o The Eastern Company, 3 Enterprise Drive, Suite 408, Shelton, CT 06484.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)	Percent of Class (b)

Common Stock	GAMCO Investors, Inc. (c) One Corporate Center Rye, NY 10580	972,955	15.67%
Common Stock	Barington Companies Equity Partners, L.P. (d) 888 Seventh Avenue, 17th Floor New York, NY 10019	630,100	10.15%
Common Stock	Minerva Advisors LLC (e) 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	493,844	7.95%
Common Stock	Forager Capital Management, LLC (f) 2024 3rd Avenue N, Suite 201 Birmingham, AL 35203	466,534	7.51%
Common Stock	Dimensional Fund Advisors LP (g) 6300 Bee Cave Road, Building One Austin, TX 78746	377,976	6.09%
Common Stock	James A. Mitarotonda (h)	662,289	10.67%
Common Stock	John W. Everets	131,957	2.13%
Common Stock	Fredrick D. DiSanto (i)	117,985	1.90%
Common Stock	Charles W. Henry	79,219	1.28%
Common Stock	Peggy B. Scott	17,419	0.28%
Common Stock	Michael J. Mardy	10,145	0.16%
Common Stock	Mark A. Hernandez (j)	32,908	0.53%
Common Stock	Nicholas Vlahos (k)	3,535	0.06%
Common Stock	August M. Vlak (l)	24,346	0.39%
Common Stock	James P. Woidke (m)	19,633	0.32%

Common Stock	All directors, nominees and executive officers as a group (8 persons)	1,055,457	17.00%

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(a)

The SEC has defined “beneficial owner” of a security to include any person who has or shares voting power or dispositive power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days. Unless otherwise indicated, the amounts owned reflect direct beneficial ownership and the person indicated has sole voting power and sole dispositive power with respect to the Common Shares indicated as beneficially owned. As of February 27, 2024, there were 6,208,125 Common Shares outstanding.

Amounts shown include the number of Common Shares (if any) subject to outstanding options or stock appreciation rights granted under the Company’s 2010 Executive Stock Incentive Plan (the “2010 Plan”) that are exercisable within 60 days after February 27, 2024 and the number of Common Shares (if any) underlying stock awards that are scheduled to vest within 60 days after February 27, 2024.

Reported shareholdings include, in certain cases, Common Shares owned by or in trust for a director or nominee, and in which all beneficial interest has been disclaimed by the director or the nominee.

(b)

The percentages shown for each of the directors and executive officers are calculated on the basis that outstanding Common Shares include Common Shares (if any) subject to outstanding options or stock appreciation rights under the Company’s 2010 Plan that are exercisable by such director or officer within 60 days after February 27, 2024 and Common Shares (if any) underlying stock awards to such director or officer that are scheduled to vest within 60 days after February 27, 2024.

(c)

Based on information set forth in Amendment No. 12 to Schedule 13D filed with the SEC on January 31, 2024 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Teton Advisors, Inc., GGCP, Inc., Mario J. Gabelli, GAMCO Investors, Inc., and Associated Capital Group, Inc. Gabelli Funds, LLC is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which provides advisory services for a variety of investment funds, investment companies, investment trusts and other investment entities. GAMCO Asset Management Inc., a wholly-owned subsidiary of GAMCO Investors, Inc., is an investment adviser registered under the Advisers Act that is an investment manager providing discretionary managed account services for employee benefit plans, private investors, endowments, foundations and others. Teton Advisors, Inc. is an investment adviser registered under the Advisers Act that provides discretionary advisory services to The TETON Westwood Mighty Mitessm Fund, The TETON Westwood Income Fund, The TETON Westwood SmallCap Equity Fund, TETON Westwood Intermediate Bond Fund and The TETON Westwood Mid-Cap Equity Fund. Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons. Associated Capital Group Inc., GAMCO Investors, Inc. and GGCP, Inc. are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario J. Gabelli. Gabelli Funds, LLC has sole voting and dispositive power over 175,200 Common Shares; GAMCO Asset Management Inc. has sole voting power over 448,524 Common Shares and sole dispositive power over 518,755 Common Shares; Teton Advisors, Inc. has sole voting and dispositive power over 279,000 Common Shares.

(d)

Barington Companies Equity Partners, L.P. (“BCEP”) beneficially owns 630,100 Common Shares. Mr. Mitarotonda beneficially owns 32,189 Common Shares granted to him under the Directors’ Fee Program. He may also be deemed to beneficially own the 630,100 Common Shares beneficially owned by BCEP. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp (“LNA”). LNA is the general partner of Barington Capital Group, L.P., which is the majority member of Barington Companies Investors, LLC (“BCI”). BCI is the general partner of BCEP. Mr. Mitarotonda disclaims beneficial ownership of the Common Shares beneficially owned by BCEP except to the extent of his pecuniary interest therein.

(e)

Based on information set forth in Amendment No. 8 to Schedule 13G filed with the SEC on February 9, 2024 by Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen. Each of Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc., and David P. Cohen is deemed a beneficial owner of the 335,567 Common Shares held by Minerva Group, LP. David P. Cohen is the beneficial owner of the 2,250 Common Shares that he owns individually and is also deemed a beneficial owner of the 335,567 Common Shares beneficially owned by Minerva Group, LP and the 156,027 Common Shares held by Minerva Advisors LLC. Each of Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP and Minerva GP, Inc. has sole voting power and sole dispositive power with respect to 335,567 Common Shares. David P. Cohen has sole voting power and sole dispositive power with respect to 337,817 Common Shares. Each of Minerva Advisors LLC and David P. Cohen has shared voting power and shared dispositive power with respect to 156,027 Common Shares.

(f)

Based on information set forth in Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2024 by Forager Fund, LP, a Delaware limited partnership (the “Fund”), Forager Capital Management, LLC, a Delaware limited liability company and the general partner of the Fund (the “General Partner”), Edward Kissel and Robert MacArthur. The reporting persons, in the aggregate, beneficially own 466,534 Common Shares. Each of the Fund and the General Partner has sole voting power and sole dispositive power with respect to 466,534 Common Shares. Mr. Kissel has the sole power to vote and dispose of 0 Common Shares, and has the shared power to vote and dispose of 466,534 Common Shares. Mr. MacArthur has the sole power to vote and dispose of 0 Common Shares, and has the shared power to vote and dispose of 466,534 Common Shares.

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(g)

Based on information set forth in Amendment No. 11 to Schedule 13G filed with the SEC on February 9, 2024 by Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Advisers Act. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as an investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the Common Shares that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of the Common Shares held by the Dimensional Funds. However, all Common Shares reported are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such Common Shares. Dimensional has sole voting power with respect to 374,490 Common Shares, sole dispositive power with respect to 377,976 Common Shares, and shared voting power and shared dispositive power with respect to 0 shares.

(h)

Mr. Mitarotonda beneficially owns 32,189 Common Shares granted to him under the Directors’ Fee Program. He may also be deemed to beneficially own 630,100 Common Shares beneficially owned by BCEP (see footnote (d) above). Mr. Mitarotonda disclaims beneficial ownership of the Common Shares beneficially owned by BCEP except to the extent of his pecuniary interest therein.

(i)

Mr. DiSanto’s shareholdings include direct ownership of 62,218 Common Shares, over which he has sole voting power and sole dispositive power, and indirect ownership of an additional 55,767 Common Shares over which he has shared voting power and shared dispositive power.

(j)	Mr. Hernandez’s security ownership includes 14,108 Common Shares underlying stock awards granted on April 24, 2023 and July 10, 2023 which vested on March 1, 2024.

(k)

Mr. Vlahos’s security ownership includes 83 Common Shares underlying stock appreciation rights granted on April 29, 2020 that became exercisable on February 1, 2023 and 2,478 Common Shares underlying stock awards granted on April 24, 2023 which vested on March 1, 2024.

(l)	Mr. Vlak’s security ownership is from the latest filed Form 5 which was filed on January 30, 2023.

(m)	Mr. Woidke’s security ownership is from the latest filed Form 4 which was filed on March 1, 2023.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership, and changes in ownership, of our Common Shares with the SEC. Based on a review of the Forms 3, 4 and 5 filed by such reporting persons and written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% owners were complied with for fiscal year 2023.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board is committed to sound corporate governance practices and believes that our current corporate governance practices enhance the Company’s ability to achieve its goals and enable the Board to govern the Company with the highest standards of integrity. In 2018, the Board adopted new Corporate Governance Guidelines for the Board of Directors (the “Corporate Governance Guidelines”) that codify its practices. The Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics, and the charters of our Audit, Capital Allocation and Investment, Compensation and Nominating and Corporate Governance Committees are available for review at the Company website at www.easterncompany.com under the heading by clicking on “Governance” under the heading “About Us”.

The current leadership structure of the Board allows it to perform its duties effectively and efficiently considering the relatively small size of the Company. In 2023, the Board held twelve meetings. Each board member attended more than 90% of the aggregate of all board meetings during the year and all committee meetings for committees of which the director was a member.  As set forth in the Corporate Governance Guidelines, the Board expects that all directors will attend the annual meeting of shareholders.

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The Board conducts annual self-evaluations to assess the effectiveness, processes, skills, functions and other matters relevant to the Board as a whole or to each particular committee. Results of the evaluations are summarized and discussed at Board and committee meetings for the purpose of improving the effectiveness of the Board and committees.

Because of the Company’s diversified engineering, manufacturing and marketing activities, risk oversight responsibilities are focused generally on the Board’s overall assessment of broad and general business and economic conditions in the market sectors in which the Company operates. With Board oversight, the executive management team’s planning and review and extensive Sarbanes-Oxley compliance testing of internal controls substantiates the credibility of the Company’s financial reporting and operating controls. The Board believes that reviewing, at the Board level and through the Board’s committees, the executive team’s management of the significant risks affecting the Company’s business is one of its most important areas of oversight. In addressing this oversight responsibility, the Board is assisted by its committees, which consider risks within their principal areas of responsibility and update the Board on significant risk matters.

The Board is provided with detailed and timely financial and operating communications, including the nature of significant capital projects as well as other important business matters indicating business trends and economic projections that might affect the Company’s businesses. The Board regularly reviews information relating to risks associated with the Company’s strategy and annual business plans, the Company’s practices and procedures relating to culture, values and conduct, and potential reputational risks.  The Audit Committee’s oversight function includes discussion with management of the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.  The Audit Committee is also responsible for the oversight of cyber risk management practices and policies. The Compensation Committee provides oversight on our assessment and management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee provides oversight on our management of risks associated with the independence of the Board, compliance with the Company’s Code of Business Conduct and Ethics, and potential conflicts of interest.  The Environmental, Health, and Safety Committee is responsible for reviewing and communicating with other Committee Chairs and with the Board about enterprise risks facing the Company relating to the Company’s safety, environmental, and health policies, practices, procedures and performance.  While each committee is responsible for providing oversight with respect to the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations, which facilitate visibility with and development of strategies to address key risks over the short, intermediate, and long term.

Board’s Role in Company Strategy and Leadership

The Board has an active role in the Company’s overall strategies. Each year, the Board conducts a comprehensive, in-depth review of the Company’s long-term strategy and annual operating plan and actively monitors and reviews management’s progress in executing both throughout the year. In addition, throughout the year, the Board conducts individual business strategy reviews with business leadership.

The Board recognizes that one of its most important duties is to ensure continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s CEO and the executive leadership team. In order to ensure that the succession planning and leadership development process supports and enhances the Company’s strategic objectives, the Board regularly consults with the CEO on the Company’s organizational needs, its leadership pipeline and the succession plans for critical leadership positions.

The Role of the Board in Corporate Social Responsibility

Corporate social responsibility is deeply ingrained in our work, and has been for over a century. Our businesses are committed to solving customers’ complex social responsibility challenges. Every day, the products that our businesses design and manufacture protect people who use them from injury, safeguard property against damage or loss, and increase the reuse and recyclability of packaging. Moreover, our businesses seek to minimize their environmental impact and embrace sustainable material recycling practices in our operations.  We know that our first obligation is to the people who come to work at each of our businesses, and we are committed to our goal of zero reportable accidents.

The Board’s Environmental, Health, and Safety Committee reviews our comprehensive program that ensures the health and safety of our employees.

Environmental, Social and Governance

Our business strategies and environmental, social and governance (“ESG”) responsibilities are inextricably connected and are an area of significant Board focus.  As a result, we believe that our operating model, commercial activities, and practices and procedures are closely aligned with our ESG responsibilities.

Examples of alignment between our current business and ESG goals include our work on returnable transport packaging to reduce packaging waste, especially paper and cardboard, and increase efficiency of supply chains.  Similarly, we are working closely with several customers to design and produce tooling for bottles with larger amounts of PCR (post-consumer regrind) or recycled material and to eliminate the need for labeling.

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Board Committees

The Company’s Board has six standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Environmental, Health, and Safety Committee and the Capital Allocation and Investment Committee.  Each of the Executive Committee, Nominating and Corporate Governance Committee, Environmental, Health, and Safety Committee, and the Capital Allocation and Investment Committee is composed of three independent directors. Each of the Audit Committee and the Compensation Committee is composed of four independent directors.

Executive Committee. The Executive Committee, acting with the full authority of the Board, is responsible for issues requiring immediate attention when the Board is not in session, including approving minutes, monthly operating reports, capital expenditures, banking matters, and other issues. The members of the Executive Committee include James Mitarotonda (Chairman), Charles W. Henry, and Fredrick D. DiSanto. In 2023, the Executive Committee did not meet.

Audit Committee. The Audit Committee advises the Board and provides oversight on matters relating to the Company’s financial reporting process, accounting functions and internal controls, and the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm. The Audit Committee also provides oversight with respect to legal compliance, ethics programs, and cyber risk management. The members of the Audit Committee include Michael J. Mardy (Chairman), Fredrick D. DiSanto, John W. Everets, and Peggy B. Scott. In 2023, the Audit Committee held four meetings.

Capital Allocation and Investment Committee. The Capital Allocation and Investment Committee is responsible for reviewing and recommending to the Board investment opportunities, considering acquisitions and referring qualified opportunities to the Board, and providing oversight of strategic efforts of the Company.  The Board adopted the charter of the Capital Allocation and Investment Committee on April 24, 2023.  The members of the Capital Allocation and Investment Committee include John W. Everets (Chairman), Fredrick D. DiSanto, and James Mitarotonda.  In 2023, the Capital Allocation and Investment Committee held three meetings.

Compensation Committee. The Compensation Committee is responsible for establishing basic management compensation, incentive plan goals, and all related matters, as well as determining stock incentive grants to employees. The members of the Compensation Committee include Fredrick D. DiSanto (Chairman), Charles W. Henry, John W. Everets, and Peggy B. Scott.  In 2023, the Compensation Committee held six meetings.

Environmental, Health and Safety Committee. The Environmental, Health, and Safety Committee’s responsibilities include reviewing environmental, health and safety policies; overseeing the management and implementation of systems necessary for compliance with the policies; monitoring the effectiveness of policies, systems and processes; monitoring trends; and reviewing and monitoring the overall environmental, health and safety performance of the Company. The members of the Environmental, Health and Safety Committee include Peggy B. Scott (Chairperson), Charles W. Henry, and Michael J. Mardy.  The Environmental, Health and Safety Committee held four meetings in 2023.  Mr. Hernandez left the Environmental, Health and Safety Committee upon becoming Chief Executive Officer of the Company in January 2023.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects and recommends to the Board the nomination of individuals for election to the Board. In addition, the Nominating and Corporate Governance Committee considers all matters of corporate governance and makes recommendations to the Board regarding any modifications to the Company’s corporate governance profile as appropriate. The members of the Nominating and Corporate Governance Committee include Charles W. Henry (Chairman), Fredrick D. DiSanto and James A. Mitarotonda. During 2023, the Nominating and Corporate Governance Committee held two meetings. Mr. Hernandez left the Nominating and Corporate Governance Committee upon becoming Chief Executive Officer of the Company in January 2023.

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Board Composition

Each member of the Board must have the ability to apply sound business judgment and must be able to exercise his or her duties of loyalty and care. Candidates for the position of director must exhibit proven leadership capabilities and high integrity, exercise high-level responsibilities within their chosen careers and can quickly grasp complex principles of business and finance. In general, candidates will be preferred to the extent they hold an established executive-level position in business, finance, law, education, research, government or civic activities. When current members of the Board are considered for nomination for reelection, their prior contributions to the Board, their performance and their meeting attendance records are taken into account.

With the aim of developing a diverse, experienced and highly-qualified Board, the Nominating and Corporate Governance Committee is responsible for developing and recommending to the Board the desired qualifications, expertise and characteristics of members of the Board, including qualifications that the Nominating and Corporate Governance Committee believes are necessary for one or more of the members of the Board to possess.

Since selecting qualified directors requires consideration of many factors and will be influenced by the particular needs of the Board from time to time, the Board has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NASDAQ listing requirements and the provisions of our Restated Certificate of Incorporation (as amended), our Bylaws (as amended), and the charters of the committees of the Board. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors, including a candidate’s independence, integrity, skills, financial and other expertise, experience, knowledge about our business or the industries in which we operate and ability to devote adequate time and effort to responsibilities of the Board. The brief biographical description of each director set forth in Item No. 1 of this proxy statement includes the individual experience, qualifications, attributes and skill of each director that led to the conclusion that each director should serve as a member of our Board.

The Board does not have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender, national origin, ethnicity, and LGBTQ+) of the Board when considering director nominees. The Company’s nominees for election at the 2024 Annual Meeting for a one-year term expiring in 2025 include one female nominee and one male Latino nominee, who meet the generally considered Board diversity criteria.

Pursuant to the Company’s Corporate Governance Guidelines, the Board examines whether the role of Chairman and Chief Executive Officer should be combined and may determine to separate or combine the offices of Chairman and Chief Executive Officer as it deems appropriate. Since January 1, 2016, the Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Board believes that having a separate Chairman allows the Chief Executive Officer to focus on the day-to-day management of the Company while enabling the Board to maintain an independent perspective on the activities of the Company and executive management.

Director Nomination Process

The Nominating and Corporate Governance Committee considers director nominees who are identified by the directors, by the shareholders, or through another source. The Nominating and Corporate Governance Committee may also use the services of a third-party search firm to assist in the identification or evaluation of director candidates, as the committee deems necessary or appropriate.

Shareholders wishing to submit the names of qualified candidates for possible nomination to the Nominating and Corporate Governance Committee may make such a submission by sending the information described in the Company’s Bylaws to the Board (in care of the Secretary of the Company). This information generally must be submitted not more than 90 days nor less than 60 days prior to the first anniversary of the preceding year’s annual meeting of shareholders.

The Nominating and Corporate Governance Committee will make a preliminary assessment of each proposed nominee based upon his or her resume and biographical information, the individual’s willingness to serve as a director, and other background information. When considering nominees, the Nominating and Corporate Governance Committee takes into consideration many factors, including a candidate’s independence, integrity, skills, diversity, financial and other expertise, experience, knowledge about our business or the industries in which we operate and ability to devote adequate time and effort to responsibilities of the Board. This information is evaluated against the criteria described above and the specific needs of the Company at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominee(s) they will recommend for election to the Board. The Nominating and Corporate Governance Committee use the same process for evaluating all nominees, regardless of the original source of the nomination.

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Board Independence

The Board is currently composed of seven members, six of whom are independent. Our Nominating and Corporate Governance Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our directors meets the applicable independence standards of NASDAQ Rule 5605(a)(2). In accordance with the NASDAQ standards, our Board has adopted categorical standards for director independence, including heightened standards applicable to members of our Audit and Compensation Committees. A director will not be considered independent unless the Board determines that the director has no material relationship with the Company (directly, or indirectly as a partner, stockholder or officer of an organization that has a material relationship with the Company). The Board has determined that each of the current directors, except Mark A. Hernandez (since his appointment as the Company’s President and Chief Executive Officer), has no material relationship with the Company other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board has broadly considered all relevant facts and circumstances.

Summary of Annual Director Compensation

During fiscal year 2023, the Company paid non-employee directors individually in Common Shares as follows: the annual retainer for the Chairman of the Board is $125,000; for directors it is $70,000; the Chairman of the Audit Committee received an additional $10,000; the Chairman of the Compensation Committee, the Chairperson of the Environmental, Health and Safety Committee, and the Chairman of the Capital Allocation and Investment Committee each received an additional $7,500; the Chairman of the Nominating and Corporate Governance Committee received an additional $2,000. In addition to the annual retainer fee, all non-employee directors were compensated for all meetings in addition to the Board’s five regularly scheduled meetings as follows: $1,500 for each in-person meeting and $500 for each telephonic meeting. There are no anticipated changes to the compensation given to the committee chairs and compensation for meetings over the five regularly scheduled meetings for fiscal year 2024.

Each director receives their fees in the form of Common Shares. The Common Shares are issued under the Directors’ Fee Program (the “Directors’ Fee Program”) provided for in The Eastern Company 2020 Stock Incentive Plan (the “2020 Plan”).

The Company maintains a minimum share ownership requirement for non-employee directors. The Common Share ownership requirement will be deemed to have been met once the total net realizable share value held by a non-employee director exceeds five (5) times the annual base retainer paid to the non-employee director. Non-employee directors should attain this target within five (5) years of becoming a member of the Board.

DIRECTOR COMPENSATION IN FISCAL 2023

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($) (3)	Total ($)
Fredrick D. DiSanto	-	81,131	-	-	-	396	81,527
John W. Everets	-	81,014	-	-	-	-	81,014
Charles W. Henry	-	75,505	-	-	-	-	75,505
James A. Mitarotonda	-	128,500	-	-	-	762	129,262
Michael J. Mardy	-	80,998	-	-	-	-	80,998
Peggy B. Scott	-	80,999	-	-	-	-	80,999

(1)

This table discloses the compensation received by all non-employee directors who served as a director in 2023. Mr. Hernandez did not receive any compensation for his service as a director of the Company.

(2)	The amounts listed are director fees paid in newly issued stock of the Company and could include adjustments for fractional shares from previous periods.

(3)

The amounts listed represent the dollar value of insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to life insurance for the benefit of the director. All non-employee directors are provided a life insurance benefit. Messrs. DiSanto and Mitarotonda have a $50,000 benefit and Messrs. Everets, Henry, and Mardy and Mrs. Scott have a $25,000 benefit. The life insurance benefit is reduced after age 70.

For information on compensation for Mr. Hernandez, who served during 2023 as a director and the President and Chief Executive Officer of the Company, see the executive compensation tables beginning on page 21..

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Policies and Procedures Concerning Related Persons Transactions

Our Code of Business Conduct and Ethics prohibits all conflicts of interest between the Company and any of its directors, officers and employees, except under guidelines approved by the Board or the Board committees. A conflict of interest exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. Employees are encouraged to report any conflicts of interest, or potential conflicts of interest, to their supervisors or superiors. However, if an employee does not believe it appropriate or if he or she is not comfortable approaching his or her supervisors or superiors, then the employee may contact either the Chairman of the Audit Committee or Company counsel.

To identify related party transactions, each year the Company requires our directors and executive officers to complete a questionnaire that identifies any transaction with the Company or any of its subsidiaries in which the director or executive officer or members of his or her family have an interest. If any related party transactions are reported, the Board reviews them to determine if the potential for a prohibited conflict of interest exists. Prior to its review, the Board will require full disclosure of all material facts concerning the relationship and financial interest of the relevant individuals in the transaction. Each year, our directors and executive officers also review our Code of Business Conduct and Ethics.

The Board has determined that no transactions occurred since the beginning of fiscal 2022 involving any director, director nominee or executive officer of the Company, any known 5% shareholder of the Company or any immediate family member of any of the foregoing persons (together “related persons”) that would require disclosure as a “related person transaction.”

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COMPENSATION DISCUSSION AND ANALYSIS

Our named executive officers for fiscal year 2023 were:

Mark A. Hernandez	President and Chief Executive Officer
August M. Vlak	Former President and Chief Executive Officer
Nicholas A. Vlahos	Vice President and Chief Financial Officer
James P. Woidke	Former Chief Operating Officer

Mr. Vlak resigned as President and Chief Executive Officer as of January 23, 2023 and was succeeded in those roles by Mark A. Hernandez.  Mr. Woidke resigned as Chief Operating Officer on April 1, 2023.

Executive Officer Biographies

Nicholas Vlahos, 42, joined Eastern in 2017.  Mr. Vlahos was named to his current role of Chief Financial Officer in February 2023.  Prior to assuming this role, Mr. Vlahos was the Company’s Treasurer, and since 2022, had served as Vice President of Finance, Treasurer and Secretary of the Company. Mr. Vlahos earlier served as Director of Finance, Accounting and Human Resources at Fischer Technology, Inc., the North American division of Helmut Fischer GmbH, the market leader for manufacturing of coating thickness and material measurement equipment.  Prior to joining Fischer Technology, Inc. he served as controller and general manager for Inframat Corporation, a research and development contractor for the US Government.  He earned an MBA and a BA from Central Connecticut State University.

Compensation Governance

The Compensation Committee recommends to the Board policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer and other executive officers; recommends to the Board and/or the Company’s Management with respect to compensation of executives other than named executive officers and administers the Company’s stock plan, The Eastern Company 2020 Stock Incentive Plan and all other equity-based plans from time to time.  The Compensation Committee regularly reviews, administers, and when necessary recommends changes to the Company’s stock incentive and performance-based compensation plans.

The Compensation Committee is comprised of members of the Board, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board. Messrs. Fredrick DiSanto, John W. Everets, Charles W. Henry, and Mrs. Peggy B. Scott were the members of the Compensation Committee during fiscal year 2023.  Mr. DiSanto has served as Chairman of the Compensation Committee since April 24, 2023. The Compensation Committee held five meetings during the fiscal year ended December 30, 2023. Neither the Compensation Committee nor management engaged any compensation consultant during fiscal year 2023.

This Compensation Discussion and Analysis focuses on:

•	The guiding principles and objectives underlying the Company’s compensation program, including the performance levels that the program is designed to reward; and
•	A description of each of the components of the compensation program, including an explanation as to why these elements were selected as the preferred means to achieve the compensation program’s objectives, and how the amount of each element of compensation is determined.

Principles and Objectives of the Compensation Program

The Company’s compensation program and policy are designed to attract, motivate, retain and reward highly qualified executives and employees and to reinforce the relationship between individual performance and business results in a manner that aligns the interests of executives and shareholders.

At our 2023 Annual Meeting of shareholders, our shareholders were asked to vote on a non-binding resolution relating to the compensation of the Company’s named executive officers. The advisory vote requested that shareholders vote for a resolution approving of the compensation of the Company’s named executive officers, which resolution was adopted by shareholders representing approximately 98.3% of the votes cast. The Compensation Committee has considered the results of this advisory vote and has deemed it to indicate the shareholders’ approval of the Company’s compensation package, which is designed to be competitive and to encourage executive retention. An advisory vote at our 2023 annual meeting of shareholders requested the shareholders to determine the frequency with which the compensation of the named executive officers would be presented for a shareholder vote. The shareholders elected to have such a vote every year. Based on the shareholders’ vote, the Board has adopted a policy whereby an advisory vote on the compensation of the named executive officers will be held every year. See Item No. 2 – Advisory Vote on the Compensation of Our Named Executive Officers.

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The Board has adopted incentive compensation clawback policies as part of the Board’s ongoing efforts to strengthen the Company’s corporate governance and risk management.  The policies are designed to ensure that incentive compensation is awarded based on accurate financial and operating data and the correct calculation of the Company’s performance against incentive targets.  The policies require the Compensation Committee to seek the recovery of incentive compensation from current and former officers of the Company (as defined in Rule 16a-1(f) of the Exchange Act) in the event of fraud or misconduct or an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

The Company also has an anti-hedging policy that prohibits “Restricted Persons” from short-term trading, taking short positions, hedging or, except in limited circumstances, pledging Company Shares or holding Company Shares in margin accounts. Restricted Persons include directors, corporate officers or other members of the Company’s senior management team, or employees of the Company.

The following principles guide the Company’s compensation practices as applied to all executives.

Compensation levels should be sufficiently competitive to attract and retain highly qualified executives and employees.

The Company endeavors to pay compensation at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations, in order to enable the Company to attract and retain the talent needed to achieve its business objectives. The Compensation Committee has used various sources to evaluate the competitiveness and overall structure of executive compensation and non-employee director compensation.

Compensation should be aligned with performance.

The Company believes that a significant portion of executive compensation should take the form of annual incentives based on the annual results of operations achieved by the Company and its subsidiaries as well as long-term value creation. The Company believes that its practice of paying annual incentives based on individual and overall results of operations supports an integrated business model.

The Company’s incentive compensation program is balanced between short- and long-term incentive compensation. Short-term incentive compensation—in the form of annual cash incentive awards—is awarded based on annual financial performance and operational goals. This design achieves our objective of offering superior pay for superior performance. Long-term incentive compensation is an important component of the Company’s total compensation for executives. The Company’s long-term incentive compensation program grants stock options, stock appreciation rights and restricted stock awards at appropriate times and in appropriate amounts to serve as a long-term performance incentive. The Compensation Committee believes that the Company’s long-term incentive program provides executives with the opportunity to increase their ownership in the Company, thereby more closely aligning the best interests of the shareholders and the executives. The Company maintains a minimum share ownership requirement for named executive officers. The Common Share ownership requirement will be deemed to have been met once the total net realizable share value held by: the Company’s Chief Executive Officer exceeds five (5) times his annual base salary; and the Company’s Chief Financial Officer exceeds two (2) times his annual base salary. The Company has determined this requirement should be met by December 31, 2028 for the Company’s new Chief Executive Officer and Chief Financial Officer.

Compensation should reflect an individual’s position and responsibility, and compensation for named executive officers should be more heavily weighted toward incentive pay.

Total compensation should generally increase with position and responsibility. Employees in named executive officer positions have greater roles and responsibilities associated with achieving the Company’s performance goals, and should thus have a greater portion of their compensation tied to the achievement of those goals. Accordingly, a greater percentage of compensation for more senior positions, particularly those with the greatest responsibility for driving achievement of performance targets, is paid in the form of potential short- and long-term incentive pay.

Components of the Compensation Program

Base salary

Base salaries are set after referencing market data for similar positions from the salary.com survey report on compensation in the manufacturing sector and the Company’s independent benchmarking of peer companies.  The Company selects peer companies based on comparable size, nature of operations, and complexity and scope of business activities.

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The compensation of the Company’s former President and Chief Executive Officer, August M. Vlak, was determined pursuant to the terms and conditions of an employment agreement between Mr. Vlak and the Company, entered into effective January 1, 2018.  Mr. Vlak’s base salary was $494,104 for the year ended December 31, 2022. Mr. Vlak’s base salary was not increased for 2023. Mr. Vlak resigned from the Company effective as of January 23, 2023.

The compensation of named executive officer James P. Woidke, the Company’s former Chief Operating Officer, was determined by the Compensation Committee and approved by the Board. Mr. Woidke’s base salary was $360,500 for the year ended December 31, 2022. Mr. Woidke’s base salary was not increased for 2023. Mr. Woidke resigned as Chief Operating Officer on April 1, 2023.

The compensation of named executive officer Mark Hernandez, President and Chief Executive Officer, is determined by the Compensation Committee and approved by the Board. Mr. Hernandez’s base salary was $515,000 for the year ended December 31, 2023.  Effective January 1, 2024, Mr. Hernandez’s base salary increased 3.0% to $530,450.

The compensation of named executive officer Nicholas Vlahos, Vice President and Chief Financial Officer, is determined by the Compensation Committee and approved by the Board.  Mr. Vlahos’s base salary was $350,000 for the year ended December 31, 2023.  Effective January 1, 2024, Mr. Vlahos’s base salary increased 5.7% to $370,000.

Total compensation of Messrs. Hernandez and Vlahos is below the average for similar positions at comparable organizations in the United States as reported by the salary.com survey and the Company’s independent benchmarking of peer companies.

Short-Term Incentives — Annual Cash Incentives

For fiscal year 2023, the named executive officers were eligible to receive short-term incentive compensation based on the annual performance of the Company.  Short-term incentives were based on specific goals in the Company’s annual operating plan, as approved by the Compensation Committee on December 14, 2022 for Mr. Vlak and Mr. Woidke.  Subsequently, the Compensation Committee approved Mr. Hernandez’s and Mr. Vlahos’ short-term incentive on April 24, 2023.   Seventy percent of the short-term incentive for Mr. Vlak, Mr. Hernandez and Mr. Vlahos  was determined by the Company’s 2023 earnings per share and thirty percent was determined by working capital efficiency of the Company.  Working capital was defined as the combined current assets less current liabilities less cash of the businesses.  Working capital efficiency is calculated as the average quarterly working capital divided by sales.  The Company’s 2023 earnings per share goal was $2.60, before adjustments for one-time costs, which was subsequently adjusted on April, 24, 2023 to an earnings per share goal of $2.23.  The Company’s working capital efficiency goal for 2023 was 28.4%.  Seventy percent of the short-term incentive for Mr. Woidke was determined by the 2023 earnings from the operating businesses; the remaining thirty percent was determined by the working capital efficiency of the operating businesses.  Determination of the Company’s results and achievement of performance targets is subject to final approval by the Compensation Committee.

In 2023, if the Company achieved its earnings per share and working capital efficiency goals, Mr. Vlak was eligible to earn a total short-term incentive equal to 100% of his base salary.  The threshold for earning each component of the short-term incentive was achieved at 80% of the goal.  At 80% achievement of each goal, Mr. Vlak was eligible to earn 35% of the associated short-term incentive. If the Company achieved less than 80% of a goal, Mr. Vlak was not eligible to earn the associated short-term incentive.  At 125% achievement of each goal, Mr. Vlak was eligible to earn 180% of the associated short-term incentive.  Mr. Vlak was eligible to earn a maximum short-term incentive of 200% of his base salary.

In 2023, if the Company achieved its earnings per share and working capital efficiency goals, Mr. Hernandez was eligible to earn a total short-term incentive equal to 100% of his base salary.  The threshold for earning each component of the short-term incentive was achieved at 80% of the goal.  At 80% achievement of each goal, Mr. Hernandez was eligible to earn 35% of the associated short-term incentive. If the Company achieved less than 80% of a goal, Mr. Hernandez was not eligible to earn the associated short-term incentive.  At 125% achievement of each goal, Mr. Hernandez was eligible to earn 180% of the associated short-term incentive.  Mr. Hernandez was eligible to earn a maximum short-term incentive of 200% of his base salary.

In 2023, if the Company achieved its earnings per share and working capital efficiency goals, Mr. Vlahos was eligible to earn a total short-term incentive equal to 45% of his base salary.  The threshold for earning each component of the short-term incentive was achieved at 80% of the goal.  At 80% achievement, Mr. Vlahos was eligible to earn 35% of the associated short-term incentive. At less than 80% of each goal, Mr. Vlahos was not eligible to earn the associated short-term incentive.  At 125% achievement of each goal, Mr. Vlahos was eligible to earn 180% of the associated short-term incentive.  Mr. Vlahos was eligible to earn a maximum short-term incentive of 90% of his base salary.

In 2023 if the Company achieved its operating earnings and working capital efficiency goals, Mr. Woidke was eligible to earn a total short-term incentive equal to 70% of his base salary.  The threshold for earning each component of the short-term incentive was achieved at 80% of the goal.  At 80% achievement, Mr. Woidke was eligible to earn 35% of the associated short-term incentive. At less than 80% of each goal, Mr. Woidke was not eligible to earn the associated short-term incentive.  At 125% achievement of each goal, Mr. Woidke was eligible to earn 180% of the associated short-term incentive.  Mr. Woidke was eligible to earn a maximum short-term incentive of 140% of his base salary.

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In 2023, Mr. Vlak earned an annual cash incentive of $19,722, or approximately 52% of his prorated base salary. The annual cash incentive did not include any payment for the Company’s earnings per share goal for 2023, weighted by 70%. The Board approved a bonus of $5,586, as a minimum for the earnings per share target.  The annual cash incentive included $14,136 for the Company’s achievement of 124% of its working capital efficiency goal for 2023 weighted at 30%.

In 2023, Mr. Hernandez earned an annual cash incentive of $267,285, or approximately 52% of his base salary. The annual cash incentive did not include any payment for the Company’s earnings per share goal for 2023, weighted by 70%.  The Board approved a bonus of $75,705, as a minimum for the earnings per share target. The annual cash incentive included $191,580 for the Company’s achievement of 124.0% of its working capital efficiency goal for 2023 weighted at 30%.

In 2023, Mr. Vlahos earned an annual cash incentive of $90,825, or approximately 26% of his base salary. The annual cash incentive did not include any payment for the Company’s earnings per share goal for 2023, weighted by 70%.  The Board approved a bonus of $25,725, as a minimum for the earnings per share target. The annual cash incentive included $65,100 for the Company’s achievement of 124.0% of its working capital efficiency goal for 2023 weighted at 30%.

In 2023, Mr. Woidke did not earn a short-term cash incentive due to his resignation prior to approval of the payment by the Board of Directors.

The following table shows the incentive calculation for fiscal year 2023 based on the short-term incentive earned:

	Mr. Vlak	Mr. Hernandez	Mr. Woidke	Mr. Vlahos
Base Salary	$38,000	$515,000	$97,058	$350,000
Incentive achievement	52%	52%	0%	26%
Incentive earned	$19,772	$267,285	$0	$90,825

Long-term incentives and performance-based stock appreciation rights and options

On April 29, 2020, the named executive officers were granted SARs which were scheduled to vest on February 1, 2023, provided certain performance goals were achieved (the “2022 Performance Period”). The exercise price of $20.20 per unit is equal to 100% of the fair market value of a Common Share on the grant date of the SAR.  The performance goals were the Company’s Book Value at the close of December of fiscal year 2022 and the ROIC achieved in fiscal year 2022. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of fiscal year 2022; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of fiscal year 2022; then divided by tax adjusted EBIT. The Company’s Book Value is defined as the total assets minus the value of total liabilities as recorded on the Company’s balance sheet. The SARs vested 50% on February 1, 2023, based on the Company’s performance during the 2022 Performance Period.

On January 15, 2021, the named executive officers were granted performance stock awards which vest on March 1, 2024, provided certain performance goals are achieved (the “2023 Performance Period”). The performance goal is the Company’s ROIC achieved in fiscal year 2023. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of fiscal year 2023; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of fiscal year 2023; then divided by tax-adjusted EBIT.

On March 15, 2022, the named executive officers were granted performance stock awards which vest on March 1, 2025, provided certain performance goals are achieved (the “2024 Performance Period”). One third of the award vests after 3 years, subject to continued employment on the vesting date. One third of the award has a performance goal based upon the Company’s ROIC achieved in fiscal year 2024. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of fiscal year 2024; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of fiscal year 2024; then divided by tax-adjusted EBIT.  The final third of the award has a performance goal based upon the Company’s EBITDA target for 2024.

On April 24, 2023, the named executive officers were granted performance stock awards which vest on March 1, 2024, March, 1, 2025 and March 1, 2026, provided certain performance goals are achieved (the “2023, 2024 and 2025 Performance Periods”). One ninth of the award vests on each of March 1, 2024, 2025 and 2026, subject to continued employment on the vesting date. One ninth of the award has a performance goal based upon the Company’s ROIC achieved in each fiscal year 2023, 2024, and 2025. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of each fiscal year 2023, 2024, and 2025; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of each fiscal year 2023, 2024, and 2025; then divided by tax-adjusted EBIT.  One ninth of the award has a performance goal based upon the Company’s EBITDA target for each year, 2023, 2024, and 2025.

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The performance periods are as follows:

	Grantee SARs (units) & Performance Stock Awards

	Hernandez	Vlahos
2022 Performance Period	----	500	50% Book Value Target $133.0 million 50% ROIC Target 9.3% to 11%	Book Value Achieved $135.1 M ROIC Achieved 6.6%	Vested 50% Vested
2023 Performance Period	----	----	ROIC Target 9.3% to 11%	ROIC Achieved 8.6%	Vested 0%
2023 Performance Period	9,108	2,478	34% Vests after 1 year 33% EBITDA Target $22.4M to 28.0M 33% ROIC Target 6.6% to 8.3%	Achieved EBITDA Achieved $25.6M ROIC Achieved 8.6%	Vested 100% 79% 100%
2024 Performance Period	----	1,200	34% Vests after 3 years 33% EBITDA Target $49.2M to 61.5M 33% ROIC Target 11.3% to 17%	Vesting Period ---- EBITDA Achieved ---- ROIC Achieved ----	Vested ----
2024 Performance Period	9,800	2,667	34% Vests after 2 year 33% EBITDA Target $27.4M to 34.2M 33% ROIC Target 6.6% to 8.3%	Vesting Period ---- EBITDA Achieved ---- ROIC Achieved ----	Vested ----
2025 Performance Period	9,800	2,667	34% Vests after 3 year 33% EBITDA Target $31.0M to 38.7M 33% ROIC Target 6.6% to 8.3%	Vesting Period ---- EBITDA Achieved ---- ROIC Achieved ----	Vested ----

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Retirement and Other Post-Termination Plans

401(k) Plan

The Company maintains The Eastern Company Savings and Investment Plan (the “SIP”) for the benefit of certain eligible employees, including executive officers. An eligible employee who participates in the SIP may execute a salary reduction agreement requiring the Company to reduce his or her taxable earnings by a percentage of his or her compensation (as elected by the participant) and to contribute that amount to the SIP. The amount of the contribution could not exceed $22,500 for calendar year 2023, plus an additional $7,500 catch-up contribution for those participants ages 50 and older.

If an employee executes such a salary reduction agreement, the Company will make a matching contribution to the SIP on behalf of the employee. For 2023, the matching contribution equaled 50% of that portion of an employee’s salary reduction contribution that did not exceed 6% of his or her compensation.

Effective June 1, 2016, the SIP was amended to increase the non-discretionary profit-sharing contribution to 3%, and eligibility for the profit-sharing contribution was extended to all non-union U.S. employees. The SIP was also amended to provide for a non-discretionary contribution (the “transitional credit”) for certain non-union U.S. employees who were eligible to participate in the Salaried Employees Retirement Plan of The Eastern Company (the “Salaried Plan”). The amount of this non-discretionary contribution ranges from 0% to 4% of compensation, based on the age of the individual on June 1, 2016.

Earnings in excess of $330,000 for calendar year 2023 cannot be taken into account under the SIP. An employee is fully vested in his or her salary reduction contributions and the earnings on those contributions. An employee will become vested in any matching contributions, transitional credits, and non-discretionary profit-sharing contributions, and the earnings thereon, under a graded vesting schedule, with full vesting after completing five years of service or upon reaching age 65. Employees who are participating in the SIP may direct that their account balances be invested in one or more investment options offered under the plan.

Pension Benefits

The Company maintains the Salaried Plan for the benefit of certain eligible employees, including executive officers. On April 5, 2016, the Board passed a resolution freezing benefit accruals under the Salaried Plan, effective as of May 31, 2016. As a result, compensation and years of service earned after May 31, 2016 are not taken into account in determining the amount of a member’s retirement benefit under the Salaried Plan. No executive is eligible for the pension plan.

An employee reaches his or her normal retirement date and can begin benefits without reduction upon reaching age 65

(or, if later, the earlier of the attainment of age 70 or the completion of five years of participation in the plan). An employee reaches his or her early retirement date when he or she reaches age 55 after completing 20 years of service. An employee who is eligible for early retirement can elect to begin to receive his or her benefits on an actuarially reduced basis. In addition, if an employee’s age and years of service equal at least 90, the employee can elect to begin to receive his or her benefits with a smaller reduction for early commencement than is otherwise applicable for early retirement.

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COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference to this proxy statement, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee:

Fredrick D. DiSanto, Chairman

Charles W. Henry

Peggy B. Scott

John W. Everets

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Fredrick D. DiSanto, John W. Everets, Charles W. Henry, and Peggy B. Scott served on the Compensation Committee during fiscal year 2023. During the 2023 fiscal year, no member of the Compensation Committee was, or had previously been, an officer or employee of the Company or its subsidiaries or had any direct or indirect material interest in a transaction with the Company or in a business relationship with the Company that would require disclosure under the applicable rules of the Securities and Exchange Commission. In addition, no interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Company, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full Board) or an executive officer of any other entity, on the other hand.

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EXECUTIVE COMPENSATION

This section of the proxy statement explains our compensation program for our principal executive officer and our named executive officers.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Company’s named executive officers for the fiscal years ended December 31, 2022 and December 30, 2023.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Non- Qualified Deferred Compensation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
August M. Vlak, 56 Former President and CEO	2023 2022	$ 83,817 494,104	$ - -	$ - 277,056	$ - -	$ 22,990 105,879	$ - -	$ 996,371 20,695	$ 1,103,178 897,734
Mark Hernandez, 57 President and CEO	2023	485,288	-	782,100	-	261,105	-	22,094	1,550,587
Nicholas Vlahos, 42	2023	339,327	-	140,000	-	88,725		20,134	588,186
Vice President and CFO
James P. Woidke, 60 Former Chief Operating Officer	2023 2022	97,058 360,500	- -	- 151,552	- -	- 54,075	- -	793,639 20,912	890,697 587,039

(1)	The 2023 and 2022 fiscal years each consisted of 52 weeks.

(2)	Amounts shown were discretionary bonuses issued in the applicable fiscal year and paid in the subsequent year to the named executive officers.

(3)

Performance stock awards were granted on April 24, 2023 and July 10, 2023. The fair value of performance stock awards granted for 2023 for Mr. Vlak was $782,100; and for Mr. Vlahos $140,000. Mr. Vlak and Mr. Woidke, were not granted any performance stock awards for 2023 due to their separation from the Company. Performance stock awards were granted on March 15, 2022 and May 16, 2022. The fair value of performance stock awards granted for 2022 for Mr. Vlak was $277,056; and for Mr. Woidke $151,552.

(4)	There were no options or SARs granted by the Company to the named executive officers in 2023 or 2022.

(5)

Amounts shown were earned in the applicable year and paid in the subsequent year under the Company’s short-term incentive plan. Mr. Hernandez earned a bonus for 2023 in the amount of $261,105, Mr. Vlak earned a bonus in the amount of $22,990, Mr. Vlahos earned a bonus for 2023 in the amount of $88,725, and Mr. Woidke did not earn a bonus for 2023 due to resigning prior to the bonus being approved by the Compensation Committee.

(6)	Amounts shown represent above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on nonqualified defined contribution plans.

(7)

Included in this column are Company contributions to the SIP (including matching contributions, transitional credits and profit-sharing contributions), company-paid term life insurance premiums, the value of group term life insurance in excess of $50,000, and life insurance under the Salaried Plan. The Company’s contributions to the SIP (including matching contributions, transitional credits and profit-sharing contributions) for Mr. Vlak equaled $8,163 for 2023 and $18,300 for 2022, for Mr. Hernandez equaled $19,800 for 2023, for Mr. Vlahos $19,800 for 2023 and for Mr. Woidke equaled $9,068 for 2023 and $18,300 for 2022. Company-paid term life insurance premiums for Mr. Vlak equaled $2,395 for 2022, for Mr. Hernandez $2,294 for 2023, for Mr. Vlahos $334 for 2023, and for Mr. Woidke equaled $2,612 for 2022. Severance paid upon termination for Mr. Vlak equaled $988,208 for 2023 and for Mr. Woidke equaled $784,571 for 2023.

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STOCK BASED AWARDS

On April 29, 2020, the shareholders approved the 2020 Plan, which by its terms will terminate on February 19, 2030. The 2020 Plan authorizes the grant of incentive stock options and non-qualified stock options to purchase Common Shares, the grant of shares of restricted stock, and the grant of other stock-based awards (such as SARs). The Compensation Committee determines the terms and conditions of the awards granted under the 2020 Plan, subject to the terms of the 2020 Plan. Awards are permitted to be granted to salaried officers and other key employees of the Company, whether or not such employees are also serving as directors of the Company. The 2020 Plan also provides for the grant of nonqualified stock options to non-employee directors of the Company.

The purchase price of the Common Shares subject to each incentive stock option granted under the 2020 Plan may not be less than the fair market value of the Common Shares on the date of grant. The purchase price of Common Shares subject to non-qualified stock options granted under the 2020 Plan, and the price (if any) which must be paid to acquire a share of restricted stock granted under the 2020 Plan, is set by the Compensation Committee.

Incentive stock options must be exercised within ten years of the date of grant. Non-qualified stock options must be exercised within the period set forth in the 2020 Plan or, if the 2020 Plan permits, within the period established by the Compensation Committee. Moreover, options may not be exercised more than three months after termination of employment or termination of service as a director. However, in the case of death or disability, the option may be exercised within one year after death or disability by the estate of such named executive officer. The three month period is also extended to one year for an optionee who terminates employment or terminates service as a director at or after reaching age sixty-five (65).

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STOCK APPRECIATION RIGHTS AND STOCK EXERCISED IN FISCAL 2023

The following table summarizes the exercise of stock options by each of the Company’s named executive officers for the fiscal year ended December 30, 2023. The named executive officers did not exercise any SARs during the fiscal year ended December 20, 2023.

	Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)
James P. Woidke, COO (former)	10,600	$206,488

(1)	Represents the total number of shares that were exercised before any withholding of shares to pay the exercise price and taxes.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table displays the units of unvested SARs and performance stock awards held by each of the named executive officers at the end of fiscal year 2023.

							Stock Awards
		Number of Securities Underlying Unexercised SARs (#)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned units (#)	Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock	Market value of shares of units of stock that have not	Equity incentive plan awards: Number of unearned shares, units or other rights that have not	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not
Name	Grant Date	Exercisable (#)	Unexerciseable (#)				that Have Not Vested (#)	vested ($)	vested (#)	vested ($)
Mark Hernandez,	4/24/2023						9,996	$219,912	19,404	$426,888
President & CEO	7/10/2023						15,000	$330,000
Nicholas Vlahos, VP and CFO	2/25/2019	1,000	-	-	26.30	2/25/2024
	4/29/2020	500	-	-	20.20	4/29/2025
	3/15/2022						408	$8,976	792	$17,424
	4/24/2023						2,720	$59,840	5,280	$116,160

On April 29, 2020, the Compensation Committee granted SARs under the 2020 Plan as follows: Nicholas Vlahos – 1,000. The SARs have an exercise price of $20.20 (equal to the fair market value of a Common Share on the date of grant), and were scheduled to vest on February 1, 2023 based on performance targets set by the Board, and to be exercisable for a period of five years (provided that the named executive officer remains an employee of the Company on the applicable vesting date and the Company meets certain performance thresholds prescribed in the SAR agreement). The performance target for vesting of the SARs was based on the Company’s book value at the end of fiscal year 2022 and the return on invested capital for fiscal year 2022. The SARs vested 50% on March 1, 2023.

On March 8, 2022, the named executive officers were granted performance stock awards which vest on March 1, 2025, provided certain performance goals are achieved (the “2024 Performance Period”). One third of the award vests after 3 years. One third of the award has a performance goal based upon the Company’s ROIC achieved in fiscal year 2024. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of fiscal year 2024; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of fiscal year 2024; then divided by tax-adjusted EBIT. The final third of the award has a performance goal based upon the Company’s EBITDA target for 2024.

On March 1, 2023, the Compensation Committee affirmed 50% vesting of the SARs granted in 2020 based on the Company’s adjusted book value target; 50% of the SARs did not vest due to not achieving the ROIC goal. The Compensation Committee approved the vesting of SARs for the following named executive officers: Nicholas Vlahos – 500.

On April 24, 2023, the named executive officers were granted performance stock awards which vest on March 1, 2024, March 1, 2025 and March 1 2026, provided certain performance goals are achieved (the “2023, 2024 and 2025 Performance Periods” ). One ninth of the award vests on each vesting date. One ninth of the award has a performance goal based upon the Company’s ROIC achieved in fiscal year 2023, 2024 and 2025. The ROIC is defined as the sum of the Company’s average annual fixed assets, intangible assets, and current assets as of the end of fiscal year; reduced by the sum of the Company’s average annual current liabilities and cash as of the end of fiscal year; then divided by tax-adjusted EBIT. The ninth of the award has a performance goal based upon the Company’s EBITDA target for 2023, 2024, and 2025.

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TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The following discussion describes severance and change-in-control arrangements that were in place with the NEOs as of December 30, 2023.

Employment Agreement

On November 14, 2023, the Company entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) with Mark Hernandez, the Company’s President and Chief Executive Officer. The Amended and Restated Employment Agreement superseded the employment agreement executed on January 9, 2023 and was retroactively effective January 9, 2023. The Amended and Restated Employment Agreement provided for a term to begin on the effective date and to continue until terminated in accordance with the agreement. The Amended and Restated Employment Agreement sets forth Mr. Hernandez’s employment duties, compensation and additional benefits, as well as certain restrictive covenants.

Under the terms of the Amended and Restated Employment Agreement, in the event of Mr. Hernandez’s death, termination by the Company without cause, termination by Mr. Hernandez for good reason or due to a constructive termination, or when certain requirements are met in the event of a change in control, the Company will pay Mr. Hernandez (i) any accrued compensation, including earned but unpaid base salary, reimbursement for reasonable and necessary expenses, accrued but unused vacation pay, the unpaid portion of any earned annual bonus for the fiscal year preceding termination, a pro-rated portion of the actual bonus, and vested accrued employee benefits; (ii) an amount equal to one times Mr. Hernandez’s annual base salary; and (iii) an amount equal to one times Mr. Hernandez’s target annual bonus for the year of termination (provided that the target annual bonus for such purpose shall not be less than 100% of annual base salary). All payments by the Company are subject to the execution by Mr. Hernandez of a release and waiver.

Under the terms of the Amended and Restated Employment Agreement and upon his execution of a General Release and Waiver of Claims for Mr. Vlak, he was entitled to severance equal to one year of salary, accrued vacation pay, annual bonus target bonus for the year in which executive was terminated, and a prorated bonus for 2023 based upon the number of weeks he was employed.

Severance Agreement

On February 1, 2023, the company entered into a Severance Agreement with Mr. Vlahos. Under the terms of the Severance Agreement, in the event Mr. Vlahos’s employment is terminated without good reason, or due to a constructive termination, the Company would pay Mr. Vlahos (i) any accrued compensation; (ii) an amount equal to one times Mr. Vlahos’s annual base salary; and (iii) an amount equal to one times an estimate of Mr. Vlahos’s annual bonus for the year of termination, based on percent achievement of pro-rata targets; and (iv) vesting of all equity and equity-based awards under the Company’s stock incentive plans. All payments by the Company are subject to the execution by Mr. Vlahos of a release and waiver.

Under the terms of the Severance Agreement and upon his execution of a General Release and Waiver of Claims for Mr. Woidke, he was entitled to severance equal to one year of salary, accrued vacation pay, annual bonus target bonus for the year in which executive was terminated and vesting of his outstanding stock awards.

The following table provides certain information regarding the benefits payable under the Amended and Restated Employment Agreement for Mr. Hernandez and the Severance Agreement for Mr. Vlahos. The payments to Messrs. Hernandez and Vlahos following a change in control are based on the compensation received for the fiscal year ended December 30, 2023, assuming a change in control became effective December 30, 2023.

		Absent a change in control		Following a change in control
		Termination For Cause	Termination Without Cause	Termination For Cause	Termination Without Cause
Mark Hernandez	Lump-sum	-	$1,061,000	-
Nicholas Vlahos	Lump-sum	-	573,500	-	-

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PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed calendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table.

Pay Versus Performance Table

The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for fiscal years 2021, 2022 and 2023. Note that for our NEOs other than our principal executive officer (the “PEO”), compensation is reported as an average.

Year	Summary Comp Table Total for First PEO ($) (1)(2)	Summary Comp Table Total for Second PEO ($) (1)(3)	Comp Actually Paid to First PEO ($) (1)(4)	Comp Actually Paid to Second PEO ($) (1)(4)	Average Summary Comp Table Total for Non-PEO Named Executive Officers ($) (1)(5)	Average Comp Actually Paid to Non-PEO Named Executive Officers ($) (1)(6)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)(7)	Net Income ($)(8) (in thousands)
2023	$1,103,178	$1,550,588	$579,612	$1,745,288	$588,186	$628,350	$114.55	$8,585
2022	897,630	-	788,324	-	612,198	533,547	77.34	12,301
2021	1,159,982	-	1,175,210	-	627,198	641,592	104.46	9,349

(1)

During fiscal year 2023, Mark Hernandez and August M. Vlak each served for a period of time as our PEO, and Mr. Vlak was the PEO during fiscal years 2022 and 2021. During fiscal year 2023, the non-PEO named executive officers (NEOs) were Nicholas Vlahos and James P. Woidke. During fiscal year 2022, the non-PEO named executive officers (NEOs) were John L. Sullivan III, Peter O’Hara and James P. Woidke. Mr. Sullivan served as the Company’s principal financial officer through May 15, 2022 and as an employee of the Company through June 4, 2022, and Mr. O’Hara served as the Company’s principal financial officer beginning on May 16, 2022. During fiscal year 2021, the non-PEO NEOs were John L. Sullivan III and James P. Woidke.

(2)	The dollar amounts reported are the amounts of total compensation reported for Mr. Vlak for the applicable fiscal year in the “Total” column of the Summary Compensation Table (SCT).

(3)	The dollar amounts reported are the amounts of total compensation reported for Mr. Hernandez for the 2023 fiscal year in the “Total” column of the Summary Compensation Table (SCT).

(4)

The following table sets forth the adjustments made to the SCT total for each year represented in the pay versus performance table to arrive at “compensation actually paid” to our PEO, as computed in accordance with Item 402(v) of Regulation S-K:

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	2023 First PEO	2023 Second PEO	2022	2021
SCT Total for PEO	1,103,178	$1,550,558	$897,630	$1,159,982
Less: Amount reported under the “Stock Awards” column in the SCT	$--	$(782,100)	$(277,056)	$(235,470)
Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	$--	$976,800	$225,576	$(235,658)
Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	$--	$--	$(54,426)	$11,640
Add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	$--	$--	$(3,400)	$3,400
Less: for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year, the amount equal to the fair value at the end of the prior fiscal year	$(523,566)
Total Adjustments	$(523,566)	$194,700	$(109,306)	$15,228
Compensation Actually Paid to PEO	$579,612	$1,745,288	$788,324	$1,175,210

(5)	The dollar amounts reported represent the average of the amounts reported for the non-PEO NEOs for the applicable fiscal year in the “Total” column of the Summary Compensation Table.

(6)

The following table sets forth the adjustments made, on an average basis, to the average summary compensation table (SCT) total for each year represented in the pay versus performance table to arrive at “average compensation actually paid” to our non-PEO NEOs:

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	2023	2022	2021
Average SCT Total for Non-PEO NEOs	$739,442	$612,198	$627,198
Less: Amount reported under the “Stock Awards” column in the SCT	$(70,000)	$(158,456)	$(105,210)
Add: Fair value as of fiscal year-end of awards granted during the fiscal year that are outstanding and unvested as of the end of the fiscal year	$88,000	$130,140	$105,294
Add: Change in fair value as of fiscal year-end, compared to prior fiscal year-end, of awards granted in any prior fiscal year that are outstanding and unvested as of the end of the fiscal year	$1,632	$(48,636)	$12,610
Add: Change in fair value as of vesting date, compared to prior fiscal year-end, of awards granted in any prior fiscal year for which all vesting conditions were satisfied at fiscal year-end or during the fiscal year	$450	$(1,700)	$1,700
Total Adjustments	$20,082	$(78,652)	$14,394
Average Compensation Actually Paid to Non-PEO NEOs	$759,524	$533,547	$641,592

(7)

The amounts reported represent the measurement period value of an investment of $100 in our stock on December 31, 2021 (the last trading day before the 2022 fiscal year), and then valued again on each of December 31, 2022 (the last trading day of the 2022 fiscal year) and December 29, 2023 (the last trading day of the 2023 fiscal year), based on the closing price per share of the Company’s common stock as of such dates and assuming the reinvestment of dividends.

(8)	The amounts reported represent net income for the applicable fiscal year calculated in accordance with generally accepted accounting principles in the United States.

Narrative Disclosure to Pay Versus Performance Table

The Company enthusiastically embraces the pay-for performance philosophy.  Over the last several years, the Company has not achieved the performance goals across our key metrics and as such the pay for the performance has been below expectations but underscores the effectiveness of our compensation program; however, with the change in management we are beginning to see true alignment between shareholder returns and executive compensation.  For 2023, our shareholders’ value increased by approximately 15% of the value on their shareholder return and accordingly, the executive compensation actually paid for the PEO & non-PEO NEOs was increased by approximately 17% and 9%, respectively. For 2023, the executive compensation actually paid for the PEO & the non-PEO NEOs as a percentage of net income was 20% and 7%, respectively.  For 2022, the executive compensation actually paid for the PEO & the non-PEO NEOs as a percentage of net income was 6% and 4%, respectively. For 2021, the executive compensation actually paid for the PEO & the non-PEO NEOs as a percentage of net income was 13% and 7%, respectively. The program we have designed is incentivizing our executive team to drive the results that create value for our stockholders and motivating our executive team to sustain that value creation in the future fiscal years by rewarding the value created in the current fiscal year.  We believe our compensation program exemplifies a properly functioning pay-for-performance approach to compensation.  We have constructed a compensation program that incentivizes our executive team to outperform our peers thereby generating significant value for our stockholders.

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RISK ASSESSMENT OF COMPENSATION POLICIES AND PRACTICES

Management and the Compensation Committee have reviewed the existing incentive compensation programs in which employees, including non-executive officers participate, in order to establish that such programs do not create risks that are reasonably likely to have a material adverse effect on the Company. Incentive compensation programs exist at the Corporate Office and at the Company’s divisions, and no particular division carries a significant portion of the Company’s overall risk profile. Stock incentive awards were made in fiscal 2023 under the Company’s 2020 Stock Incentive Plan. These awards are determined based upon guidelines set by the Chief Executive Officer and are reviewed and approved by the Compensation Committee. The cash incentive compensation program for corporate executives is subject to performance parameters and dollar limitations approved by the Compensation Committee. Cash incentive programs at the Company divisions are based upon the attainment of specific financial performance goals that are developed on a basis consistent with the division’s financial goals. These programs are approved by the Chief Executive Officer. In conclusion, management has determined that the existing incentive programs applicable to non-named executive officers and the Company’s 2020 Stock Incentive Plan do not create risks that are reasonably likely to have a material adverse effect on the Company.

HOUSEHOLDING

When two or more holders of our Common Shares have the same address, we may deliver only one Notice of Internet Availability of Proxy Materials or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders.

Similarly, brokers and other intermediaries holding our Common Shares in “street name” for more than one beneficial owner with the same address may deliver only one Notice of Internet Availability of Proxy Materials or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call Nicholas Vlahos, at 3 Enterprise Drive, Suite 408, Shelton, CT 06484, telephone (203) 729-2255 or e-mail at ir@easterncompany.com. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials.

If you are a shareholder of record and are either receiving multiple Notices of Internet Availability of Proxy Materials or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Nicholas Vlahos at the address or telephone number above. If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

ADDITIONAL INFORMATION

Any shareholder who intends to present a proposal at the 2025 annual meeting of shareholders and desires that it be included in the Company’s proxy materials must submit to the Company a copy of the proposal, which must be received by the Company at its Corporate Office, 3 Enterprise Drive, Suite 408, Shelton, CT 06484, on or before November 12, 2024. Any shareholder who intends to present a proposal at the 2025 annual meeting of shareholders, but does not wish that the proposal be included in the Company’s proxy materials, or who intends to nominate a person for election to the Board, must provide notice of the proposal to the Company in accordance with the terms of the Company’s Bylaws, which must be received by the Company at its Corporate Office no earlier than January 25, 2025 and no later than February 24, 2025.

To comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the exchange act and is postmarked or submitted electronically to the Company no later than February 24, 2025.

It is the Company’s policy to have the members of the Board attend the annual meeting of shareholders. All of the members of the Board then serving attended the 2023 annual meeting of shareholders virtually.

If any shareholder wishes to send communications to the Board, a committee of the Board, the non-executive directors or any member of the Board, he or she may do so by sending such communications to the Board or to the individual director in care of The Eastern Company, 3 Enterprise Drive, Suite 408, Shelton, CT 06484. Communications will be distributed by the Corporate Secretary to the appropriate director or directors, except for solicitations, advertisements, “junk” mail, mass mailings and other material not deemed appropriate for distribution to directors.

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FORM 10-K ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for the fiscal year ended December 30, 2023 will be furnished without exhibits to shareholders upon written request. Exhibits to the Form 10-K will be provided if so requested. Direct all inquiries to Investor Relations, The Eastern Company, 3 Enterprise Drive, Suite 408, Shelton, CT 06484. The Annual Report on Form 10-K is also available on the Company’s website at www.easterncompany.com.

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